Exhibit 99.1

CATAMARAN CORPORATION ANNOUNCES RECORD THIRD QUARTER FINANCIAL RESULTS
Catamaran posts record quarterly results for revenue, net income and EBITDA
Revises EPS guidance upward

Schaumburg, Illinois, October 31, 2013 - Catamaran Corporation (“Catamaran” or the “Company”) (NASDAQ: CTRX, TSX: CCT), a leading provider of pharmacy benefit management (“PBM”) services and technology, announces its financial results for the three and nine month periods ended September 30, 2013.
Q3 2013 Highlights

•	Revenue increased 13% on a year over year basis to $3.6 billion in Q3 2013, compared to $3.2 billion in Q3 2012

•	Gross profit increased 23% to $287.8 million in Q3 2013, compared to $234.9 million in Q3 2012

•	EBITDA¹ increased 62% to $167.6 million in Q3 2013, compared to $103.2 million in Q3 2012

•	Net income attributable to the Company increased 256% to $72.9 million, or $0.35 per share (fully-diluted) in Q3 2013, compared to $20.5 million, or $0.10 per share (fully-diluted) in Q3 2012

•	Adjusted EPS¹ (fully-diluted) increased 108% to $0.52 in Q3 2013, compared to $0.25 in Q3 2012

•	Cash flow from operations increased to $99.5 million in Q3 2013, compared to $61.6 million in Q3 2012

•	Adjusted prescription claim volume¹ for the PBM segment increased 9% to 69.5 million in Q3 2013, compared to 64.0 million in Q3 2012

•	Generic dispense rate increased to an industry leading 84% for Q3 2013, compared to 83% in Q3 2012

•	Completed acquisition of Restat, LLC, a full service pharmacy benefit manager, on October 1, 2013.

“The results of the recent quarter reflect our continued success as an organization. Our proven strategy, delivered by a highly skilled leadership team focused on bringing the Catamaran difference to our clients, yet again yielded exceptional results for our clients and shareholders. With the recent close of the Restat acquisition, we have another opportunity to utilize our flexible and customizable model to drive savings for clients and continue to deliver exceptional growth in the future,” said Mark Thierer, Chairman and CEO of Catamaran Corporation.

Financial Review

Revenue and Gross Profit segmented by PBM and HCIT:
Catamaran evaluates segment performance based on revenue and gross profit. Reconciliations of the Company's business segments, PBM and Health Care Information Technology (“HCIT”), to the consolidated financial statements for the three and nine month periods ended September 30, 2013 and 2012 are as follows:

Three months ended September 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2013	2012	2013	2012	2013	2012
Revenue	$3,578,767	$3,150,755	$35,381	$40,025	$3,614,148	$3,190,780
Cost of revenue	3,310,636	2,940,060	15,724	15,829	3,326,360	2,955,889
Gross profit	$268,131	$210,695	$19,657	$24,196	$287,788	$234,891
Gross profit %	7.5%	6.7%	55.6%	60.5%	8.0%	7.4%

Nine months ended September 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2013	2012	2013	2012	2013	2012
Revenue	$10,142,515	$6,493,029	$108,780	$117,551	$10,251,295	$6,610,580
Cost of revenue	9,399,949	6,094,664	50,597	48,132	9,450,546	6,142,796
Gross profit	$742,566	$398,365	$58,183	$69,419	$800,749	$467,784
Gross profit %	7.3%	6.1%	53.5%	59.1%	7.8%	7.1%

PBM Revenue
Q3 2013 PBM revenue increased $428.0 million, or 14%, to $3.6 billion, compared to $3.2 billion in Q3 2012. The increase is mainly due to organic growth driven by increased demand and claim volume from the Company's PBM customers. Revenue was $10.1 billion for the year to date ("YTD") period ended September 30, 2013, an increase of $3.6 billion, or 56%, compared to the same period in 2012. The increase is primarily due to the merger with Catalyst, which was completed on July 2, 2012, as well as the implementation of new customer contracts in 2013.

HCIT Revenue
HCIT revenue decreased $4.6 million, or 12%, to $35.4 million in Q3 2013, compared to $40.0 million in Q3 2012. HCIT revenue decreased $8.8 million, or 7%, to $108.8 million for the YTD period ended September 30, 2013, compared to $117.6 million for the same period in 2012. The decrease in the quarterly and YTD periods was primarily due to a decrease in transaction processing revenue as a result of decreased volume.

Consolidated Gross Profit
Gross profit for Q3 2013 increased $52.9 million, or 23%, to $287.8 million, compared to $234.9 million in Q3 2012. The increase during this period is mostly due to the successful implementations of new customer contracts in 2013. Gross profit percentage increased to 8.0% of revenue in Q3 2013, from 7.4% of revenue in Q3 2012. Gross profit increased $333.0 million, or 71%, to $800.7 million for the YTD period ended September 30, 2013, compared to $467.8 million for the same period in 2012. This increase is due to incremental PBM revenues generated from the merger with Catalyst and new customer implementations in 2013. YTD gross profit percentage increased from 7.1% of revenue to 7.8% of revenue during the period ended September 30, 2013, compared to the same period in 2012. The gross profit percentage increased in both periods primarily as a result of synergies realized from the integration of Catalyst, as well as a greater utilization of generics and specialty medications.

Selling, General and Administrative (“SG&A”) Costs
SG&A costs for Q3 2013 decreased $23.3 million, or 17%, to $110.5 million, compared to $133.7 million in Q3 2012. This decrease is mainly due to a decline in transaction and integration costs incurred in Q3 2012, as well as certain operational synergies realized from the recent acquisitions. SG&A costs increased $55.8 million, or 22% to $310.8 million for the YTD period ended September 30, 2013, compared to $255.1 million for the YTD period ended September 30, 2012. SG&A costs, which consist primarily of employee related costs, facilities and costs not related to cost of revenue, increased due to the additional resources added to support the overall growth of the Company, which was driven by the merger with Catalyst and new business wins.

Amortization
Total amortization of intangible assets for Q3 2013 and Q3 2012 was $47.2 million and $51.4 million, respectively, a decrease of $4.2 million. The decrease is mainly due to a decline in the estimated remaining benefits of the intangible assets, which are greater at the beginning of their useful lives and diminish over time. Amortization expense increased $76.7 million to $147.4 million for the YTD period ended September 30, 2013, compared to $70.7 million for the same period in 2012. The increase in expense during this period was driven primarily by the amortization of the intangible asset acquired in the merger with Catalyst.

Interest and Other Expense, Net
Interest and other expense, net decreased $2.8 million to $9.0 million during Q3 2013, from $11.8 million for the same period in 2012. This decrease is mainly due to a decrease in the principal amount outstanding under the Credit Agreement along with a decline in the interest rate applicable to the Company during Q3 2013 compared to Q3 2012, as a result of the Company's recent Credit Agreement amendment. Interest and other expense, net increased $15.9 million to $31.0 million for the YTD period ended September 30, 2013 from $15.1 million for the same period in 2012. The increase during this period is primarily due to interest expense related to outstanding borrowings under the Company's Credit Agreement used to finance in part the Catalyst merger consideration. On October 1, 2013, the Company completed the acquisition of Restat and utilized $350 million under the Credit Agreement to partially fund the acquisition.

Income Taxes
The Company recognized income tax expense of $28.0 million for Q3 2013, representing an effective tax rate of 25%, compared to $12.8 million, representing an effective tax rate of 40%, for the same period in 2012. The Company recognized income tax expense of $75.6 million for the YTD period ended September 30, 2013, representing an effective tax rate of 26%, as compared to $43.3 million, representing an effective tax rate of 37%, for the same period in 2012. The increase in income tax expense in both periods was mainly due to higher taxable income as compared to the prior periods. The Company's effective tax rate decreased primarily due to benefits related to cross-jurisdictional financing, as well as a reduction of expenses incurred during 2012 related to the Catalyst merger that were not tax deductible.

Net Income and EPS Attributable to the Company
The Company reported Q3 2013 net income attributable to the Company of $72.9 million, or $0.35 per share (fully-diluted), compared to $20.5 million, or $0.10 per share (fully-diluted), in Q3 2012. Net income attributable to the Company was $187.8 million, or $0.91 per share (fully-diluted), for the YTD period ended September 30, 2013, compared to $74.1 million, or $0.48 per share (fully-diluted), for the same period in 2012. Net income attributable to the Company increased during the quarterly periods mainly due to increased revenue as a result of new customer implementations in 2013, as well as a decrease in the transaction and integration costs related to the Company's merger with Catalyst that closed in Q3 2012. Q3 2012 included $19.8 million in transaction and integration costs related to the Catalyst merger. Net income attributable to the Company increased during the YTD periods due to increased revenues and gross profit as a result of the merger with Catalyst and new customer implementations during 2013. The increase was partially offset by increases in SG&A expense, interest expense and amortization of intangible assets.

Q3 2013 Adjusted EPS¹ (fully-diluted), which excludes all amortization of intangible assets of $47.2 million, net of tax, increased 108% to $0.52 per share (fully-diluted) in Q3 2013, compared to $0.25 per share (fully-diluted) in Q3 2012. YTD 2013 Adjusted EPS (fully-diluted), which excludes all amortization of intangible assets of $147.4 million, net of tax, increased 88% to $1.43 per share (fully-diluted) in the YTD period ended September 30, 2013, compared to $0.76 per share (fully-diluted) in the YTD period ended September 30, 2012.

EBITDA¹
Q3 2013 EBITDA increased $64.4 million, or 62%, to $167.6 million, compared to $103.2 million in Q3 2012. The increase during this period is mainly due to increased net income attributable to the Company as a result of increased revenue and lower SG&A cost as noted previously. YTD 2013 EBITDA increased $253.0 million, or 117%, to $469.2 million in the YTD period ended September 30, 2013, compared to $216.1 million in the YTD period ended September 30, 2012. The EBITDA growth during this period was due to the merger with Catalyst and the realization of synergies as a result of the merger, as well as new customer implementations during the year. These increases were offset by increased SG&A costs due to the merger with Catalyst and additional resources added to support the growth of the Company.

Cash Flow
For Q3 2013, the Company generated $99.5 million of cash from operations, compared to $61.6 million of cash during the same period in 2012. For the YTD period ended September 30, 2013, the Company generated $335.9 million of cash from operations, compared to $147.5 million of cash during the same period in 2012. Cash from operations increased primarily due to an increase in net income. Due to strong cash flow from operations in 2013, the Company was able to reduce its outstanding borrowings under its Credit Agreement by $156 million.

2013 Full Year Revised Financial Guidance
With today's announcement, the Company is re-affirming its revenue and EBITDA 2013 full year financial guidance and raising GAAP EPS (fully-diluted) and Adjusted EPS (fully-diluted)

▪	Revenue of $14.2 to $14.6 billion

▪	EBITDA of $650 to $660 million

▪	GAAP EPS (fully-diluted) of $1.24 to $1.27 versus prior estimate of $1.18 to $1.23. The mid-point of the range implies an increase of $0.05 versus the prior estimate’s mid-point

▪
Adjusted EPS (fully-diluted) of $1.96 to $1.99 versus prior estimate of $1.87 to $1.92 (excluding all amortization of intangible assets, net of tax). The mid-point of the range implies an increase of $0.08 versus the prior estimate’s mid-point.

Notice of Conference Call
Catamaran will host a conference call on Thursday, October 31, 2013, at 8:30 a.m. ET to discuss its financial results. Mark Thierer, Chairman and CEO, and Jeff Park, EVP and CFO, will co-chair the call. This call is being webcast and can be accessed from the IR Events page of the Catamaran Corporation web site at www.catamaranrx.com.  An archived replay of the webcast will be available for 90 days.

1Non-GAAP Financial Measures
Catamaran reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). Catamaran's management also evaluates and makes operating decisions using various other measures. Two such measures are Adjusted EPS and EBITDA, which are non-GAAP financial measures. Catamaran's management believes that these two measures provide useful supplemental information regarding the performance of Catamaran's business operations.

Adjusted EPS adds back the impact of all intangible asset amortization, net of tax. Amortization of intangible asset arises from the acquisition of intangible assets in connection with the Company's acquisitions. The Company excludes intangible asset amortization from EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Catamaran's business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the periods presented as well as future periods and should also note that such expenses will recur in future periods.

EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance. EBITDA consists of earnings attributable to the Company prior to depreciation, amortization, interest and other expense, net, income taxes and adjustments to remove the applicable impact of any non-controlling interest. Management believes it is useful to exclude these items, as they are essentially amounts that cannot be influenced by management in the short term.

The 2013 full year EBITDA guidance was computed using the Company's estimated 2013 earnings attributable to the Company prior to depreciation, amortization, interest and other expense, net, income taxes and adjustments to remove the applicable impact of any non-controlling interest. The 2013 full year Adjusted EPS guidance was computed by taking the Company's GAAP EPS (fully-diluted) guidance and adding back the expected impact of all 2013 amortization of intangible assets totaling approximately $205 million, net of estimated income taxes (expected at 27-28%).

Adjusted prescription claim volume equals Catamaran's mail service prescriptions multiplied by three, plus its retail and specialty prescriptions. The mail service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that Adjusted EPS, EBITDA and adjusted prescription claim volume provide useful supplemental information to management and investors regarding the performance of the Company's business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company's core operating results. Note, however, that these items are performance measures only, and do not provide any measure of the Company's cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliations of Adjusted EPS and EBITDA to their most directly comparable GAAP measure.

Adjusted EPS and EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies.

EBITDA Reconciliation	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net income attributable to the Company (GAAP)	$72,938	$20,477	$187,764	$74,129
Add:
Depreciation of property and equipment	11,059	6,649	28,204	12,945
Amortization of intangible assets	47,220	51,380	147,368	70,710
Interest and other expense, net	9,026	11,843	30,972	15,064
Income tax expense	27,981	12,828	75,616	43,311
Adjustments related to non-controlling interest	(673)	(17)	(771)	(17)
EBITDA	$167,551	$103,160	$469,153	$216,142

Adjusted EPS Reconciliation
(in thousands, except per share data)
	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share
	(unaudited)				(unaudited)
Net income attributable to the Company (GAAP)	$72,938	$0.35	$20,477	$0.10	$187,764	$0.91	$74,129	$0.48
Amortization of intangible assets	47,220	0.23	51,380	0.25	147,368	0.71	70,710	0.45
Tax effect of reconciling item	(11,899)	(0.06)	(20,449)	(0.10)	(38,905)	(0.19)	(26,304)	(0.17)
Non-GAAP net income attributable to the Company	$108,259	$0.52	$51,408	$0.25	$296,227	$1.43	$118,535	$0.76

About Catamaran Corporation
Catamaran, one of the industry's fastest-growing pharmacy benefits managers, helps organizations and the communities they serve take control of prescription drug costs. Managing more than 250 million prescriptions each year on behalf of 25 million members, our flexible, holistic solutions improve patient care and empower individuals to take charge of their health. Processing one in every five prescription claims in the U.S., Catamaran's skill and scale deliver compelling financial results and sustainable improvement in the overall health of members. Catamaran is headquartered in Schaumburg, IL with multiple locations in the U.S. and Canada. For more information, please visit www.catamaranrx.com.

Forward-Looking Statements

Certain information included herein is forward-looking within the meaning of certain securities laws and is subject to important risks, uncertainties and assumptions. This forward-looking information includes, among other things, information with respect to the Company’s anticipated operating results and the Company's objectives and the strategies to achieve those objectives, as well as information with respect to the Company’s beliefs, plans, expectations, anticipations, estimates and intentions. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, the risks and challenges associated with our PBM partnering agreement with Cigna Corporation due to the size of the client and the complexity and term of the agreement; our dependence on, and ability to retain, key customers; our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth, integrate acquisitions and achieve expected synergies from acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our solutions and services; interruption of our operations due to outside sources; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future changes in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; potential write-offs of goodwill or other intangible assets; and the outcome of any legal proceeding that has been or may be instituted against us. This list is not exhaustive of the factors that may affect any of our forward-looking statements and is subject to change.

In addition, numerous factors could cause actual results with respect to the merger with Catalyst Health Solutions, Inc. ("Catalyst" or the "Merger") or the acquisition of Restat, LLC ("Restat") to differ materially from those in the forward-looking statements, including without limitation, the possibility that the expected efficiencies and cost savings from these transactions will not be realized, or will not be realized within the expected time period; the risk that the Company will not successfully integrate the businesses of Catalyst or Restat; disruption from the Merger or Restat acquisition making it more difficult to maintain business and operational relationships; the risk of customer attrition from the Catalyst or Restat businesses and the impact on the availability of funds for other business purposes due to our debt service obligations and funds required to integrate Catalyst and Restat.

When relying on forward-looking information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In making the forward-looking statements contained herein, the Company does not assume any significant future acquisitions, dispositions or one-time items. It does assume, however, the renewal of certain customer contracts. Every year, the Company has major customer contracts that come up for renewal. In addition, the Company also assumes new customer contracts. In this regard, the Company is pursuing large opportunities that present a very long and complex sales cycle which substantially affects its forecasting abilities. The Company has assumed certain timing for the realization of these opportunities which it believes is reasonable but which may not be achieved. Furthermore, the pursuit of these larger opportunities does not ensure a linear progression of revenue and earnings since they may involve significant up-front costs followed by renewals and cancellations of existing contracts. The Company has assumed certain revenues which may not be realized. The Company has also assumed that the material factors referred to in the previous paragraphs will not cause such forward-looking information to differ materially from actual results or events. The foregoing list of factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors.Other factors that should be considered are discussed from time to time in Catamaran's filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to Catamaran or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE REPRESENTS THE COMPANY’S CURRENT EXPECTATIONS AND, ACCORDINGLY, IS SUBJECT TO CHANGE. HOWEVER, THE COMPANY EXPRESSLY DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING INFORMATION, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY APPLICABLE LAW.

For more information, please contact:
Tony Perkins
Investor Relations
Catamaran Corporation
(312) 261-7805
tony.perkins@catamaranrx.com

CATAMARAN CORPORATION
Consolidated Balance Sheets
(in thousands, except share data)

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$436,227	$370,776
Restricted cash	32,219	52,422
Accounts receivable, net of allowance for doubtful accounts of $6,532 (2012 — $7,899)	847,924	725,809
Rebates receivable	291,182	302,461
Other current assets	113,784	101,311
Total current assets	1,721,336	1,552,779
Property and equipment, net of accumulated depreciation of $91,915 (2012 — $64,048)	172,868	105,201
Goodwill	4,497,621	4,478,038
Other intangible assets, net of accumulated amortization of $307,721 (2012 — $178,188)	1,054,523	1,198,991
Other long-term assets	46,538	50,118
Total assets	$7,492,886	$7,385,127

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$693,625	$644,818
Accrued expenses and other current liabilities	241,452	254,811
Pharmacy benefit management rebates payable	314,565	302,065
Current portion - long-term debt	43,750	41,250
Total current liabilities	1,293,392	1,242,944
Deferred income taxes	302,527	344,232
Long-term debt	976,610	1,132,153
Other long-term liabilities	87,694	55,937
Total liabilities	2,660,223	2,775,266

Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 206,298,320 shares issued and outstanding, September 30, 2013 (December 31, 2012 — 205,399,102 shares)	4,215,139	4,180,778
Additional paid-in capital	72,825	73,530
Retained earnings	542,755	354,991
Accumulated other comprehensive loss	(1,997)	(2,191)
Total shareholders' equity	4,828,722	4,607,108
Non-controlling interest	3,941	2,753
Total equity	4,832,663	4,609,861
Total liabilities and equity	$7,492,886	$7,385,127

CATAMARAN CORPORATION
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Revenue	$3,614,148	$3,190,780	$10,251,295	$6,610,580
Cost of revenue	3,326,360	2,955,889	9,450,546	6,142,796
Gross profit	287,788	234,891	800,749	467,784
Expenses:
Selling, general and administrative	110,454	133,716	310,839	255,088
Depreciation of property and equipment	9,979	5,717	24,887	10,552
Amortization of intangible assets	47,220	51,380	147,368	70,710
	167,653	190,813	483,094	336,350
Operating income	120,135	44,078	317,655	131,434
Interest and other expense, net	9,026	11,843	30,972	15,064
Income before income taxes	111,109	32,235	286,683	116,370
Income tax expense (benefit):
Current	38,419	30,816	111,841	62,004
Deferred	(10,438)	(17,988)	(36,225)	(18,693)
	27,981	12,828	75,616	43,311
Net income	$83,128	$19,407	$211,067	$73,059
Less: Net income (loss) attributable to non-controlling interest	10,190	(1,070)	23,303	(1,070)
Net income attributable to the Company	$72,938	$20,477	$187,764	$74,129
Earnings per share attributable to the Company:
Basic	$0.35	$0.10	$0.91	$0.48
Diluted	$0.35	$0.10	$0.91	$0.48
Weighted average number of shares used in computing earnings per share:
Basic	206,203,263	203,505,355	205,920,803	153,850,043
Diluted	206,824,618	204,439,048	206,636,923	154,977,182

CATAMARAN CORPORATION
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$83,128	$19,407	$211,067	$73,059
Items not involving cash:
Stock-based compensation	6,592	6,308	19,724	13,161
Depreciation of property and equipment	11,059	6,649	28,204	12,945
Amortization of intangible assets	47,220	51,380	147,368	70,710
Deferred lease inducements and rent	8,693	1,204	24,042	1,409
Deferred income taxes	(10,438)	(17,988)	(36,225)	(18,693)
Tax benefit on stock-based compensation plans	(992)	(6,633)	(10,469)	(17,214)
Amortization of deferred financing fees	2,133	2,493	6,999	2,689
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(98,414)	(58,581)	(119,630)	(86,160)
Rebates receivable	(7,282)	47,693	11,131	6,681
Restricted cash	(32)	9,909	199	9,338
Other current assets	(5,338)	21,616	8,036	29,494
Accounts payable	70,242	(3,503)	47,608	59,477
Accrued expenses and other current liabilities	(5,696)	(31,712)	(17,983)	(24,459)
Pharmacy benefit management rebates payable	235	7,616	14,022	10,336
Other	(1,591)	5,710	1,760	4,741
Net cash provided by operating activities	99,519	61,568	335,853	147,514
Cash flows from investing activities:
Proceeds from restricted cash	—	—	20,004	—
Acquisition, net of cash acquired	—	(1,321,501)	(7,076)	(1,564,385)
Purchases of property and equipment	(21,137)	(2,063)	(93,272)	(12,901)
Net cash used by investing activities	(21,137)	(1,323,564)	(80,344)	(1,577,286)
Cash flows from financing activities:
Proceeds from public offering, net of issuance costs	—	(447)	—	518,813
Proceeds from issuance of debt	—	1,370,448	100,000	1,470,448
Repayment of debt	(6,250)	(511,993)	(256,250)	(511,993)
Tax benefit on stock-based compensation plans	992	6,633	10,469	17,214
Proceeds from exercise of options and warrants	1,534	1,274	3,463	5,738
Payments of contingent consideration	—	—	(23,203)	—
Debt issuance costs	—	(9,806)	(2,347)	(18,806)
Distribution to non-controlling interest	(12,000)	—	(22,115)	—
Net cash (used) provided by financing activities	(15,724)	856,109	(189,983)	1,481,414
Effect of foreign exchange on cash balances	(19)	(2)	(75)	8
Increase (decrease) in cash and cash equivalents	62,639	(405,889)	65,451	51,650
Cash and cash equivalents, beginning of period	373,588	798,921	370,776	341,382
Cash and cash equivalents, end of period	$436,227	$393,032	$436,227	$393,032